Exhibit 12.1

HEXION SPECIALTY CHEMICALS, INC.

Statement regarding Computation of Ratios

(Amounts in millions of dollars)

	Pro forma Nine months ended September 30,	Nine months ended September 30,		Year ended December 31,
	2005	2005(1)	2004(2)	2004(2)	2003	2002	2001	2000(3)
Pre-tax income (loss) from continuing operations	$11	$(17)	$(105)	$(113)	$(100)	$(24)	$(6)	$(24)

Add back
Minority interest expense (income)	(4)	(3)	7	8	13	3	1	1
Loss (gain) from equity investees	(1)	(1)	—	(1)	(2)	(1)	—	1

Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	6	(21)	(98)	(106)	(89)	(22)	(5)	(22)

Fixed charges:
Interest expense	166	169	73	118	77	65	70	9
Interest element of lease costs (4)	4	4	3	5	3	3	2	—

Preferred stock dividend requirements of consolidated subsidiaries	43	18	—	—	—	—	—	—
Total fixed charges	213	191	76	123	80	68	72	9

Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries	176	152	(22)	17	(9)	46	67	(13)

Ratio of earnings to fixed charges (5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Includes data for Bakelite from date of acquisition by Borden Chemical on April 29, 2005.

(2)	Includes data for Resolution Specialty from August 2, 2004 and for Borden Chemical from August 12, 2004, their respective dates of acquisition by Apollo.

(3)	Data from date of acquisition by Apollo on November 14, 2000 through December 31, 2000.

(4)	The interest element of lease costs has been calculated as 1/3 of the rental expense relating to operating leases as management believes this represents the interest portion hereof.

(5)	Our earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $39, $98, $106, $89, $22, $5 and $22 for the nine months ended September 30, 2005 and 2004 and for the years ended December 31, 2004, 2003, 2002, 2001 and for the two months ended December 31, 2000. On a pro forma basis, our earnings were insufficient to cover fixed charges and preferred stock dividend requirements by $37 for the nine months ended September 30, 2005.